EXHIBIT 10.cd

AIR COMMERCIAL REAL ESTATE ASSOCIATION
STANDARD SUBLEASE
(Short-form to be used with post 1995 AI REA leases)
(NOTE: DO NOT USE IF LESS THAN ENTIRE PREMISES ARE BEING SUBLET. FOR
SITUATIONS WHERE THE PREMISES ARE TO BE OCCUPIED BY MORE THAN
ONE TENANT OR SUBTENANT USE THE
“STANDARD SUBLEASE—MULTI-TENANT” FORM)

1. Basic Provisions (Basic Provisions”).

     1.1 Parties: This Sublease (“Sublease”), dated for reference purposes only October 29, 2003, is made by and between SBS Technologies, Inc., a New Mexico Corporation (“Sublessor”) and ViaSat, Inc., a Delaware Corporation (“Sublessee”), (collectively the “Parties”, or individually a “Party”).

     1.2 Premises: That certain real property, including all improvements therein, and commonly known by the street address of 5791 Van Allen Way, located in the City of Carlsbad, State of California and generally described as (describe briefly the nature of the property) approximately 75,000 rentable square feet of office and warehouse space and all the adjacent land and parking area within Parcel 2 of the Parcel Map No. 17971 (“Premises”).

     1.3 Term: Two (2) years and four (4) months commencing on January 1, 2004 (“Commencement Date”) and ending April 30, 2006 (“Expiration Date”).

     1.4 Early Possession: Upon full sublease execution. See Addendum, Section 1 (“Early Possession Date”).

     1.5 Base Rent: $ Forty Two Thousand Five Hundred Dollars ($42,500.00) per month (“Base Rent”), payable in advance on the first day of each month commencing January 1, 2004.

☐ If this box is checked, there are provisions in this Lease for the Base Rent to be adjusted.

     1.6 Base Rent and Other Monies Paid Upon Execution:

(a)	Base Rent: $42,500.00 for the period January 1, 2004 - January 31, 2004.

(b)	Security Deposit: $20,000.00 (“Security Deposit”).

(c)	Association Fees: $N/A for the period .

(d)	Other: $N/A for .

(e)	Total Due Upon Execution of this Lease: $62,500.00.

     1.7 Agreed Use: Per Master Lease.

     1.8 Real Estate Brokers:

              (a) Representation: The following real estate brokers (the “Brokers”) and brokerage relationships exist in this transaction (check applicable boxes):

☒ BRE Commercial/NAI — Kent Moore represents Sublessor exclusively (“Sublessor’s Broker”);

☒ BRE Commercial/NAI — Rick Reeder represents Sublessee exclusively (“Sublessee’s Broker”); or represents both Sublessor and Sublessee (“Dual Agency”).

              (b) Payment to Brokers: Upon execution and delivery of this Sublease by both Parties, Sublessor shall pay to the Brokers the brokerage fee agreed to in a separate written agreement (or if there is no such agreement, the sum of                     or                    % of the total Base Rent) for the brokerage services rendered by the Brokers.

     1.9 Guarantor. The obligations of the Sublessee under this Sublease shall be guaranteed by N/A (“Guarantor”).

     1.10 Attachments. Attached hereto are the following, all of which constitute a part of this sublease

☐ an Addendum consisting of Paragraphs                     through                    ;

☐ a plot plan depicting the Premises;

☐ a Work Letter;

☐ a copy of the Master Lease;

☐ other (specify):                                      .

2. Premises.

     2.1 Letting. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Sublease. Unless otherwise provided herein, any statement of size set forth in this Sublease, or that may have been used in calculating Rent, is an approximation which the Parties agree is reasonable and any payments based thereon are not subject to revision whether or not the actual size is more or less. Note: Sublessee is advised to verify the actual size prior to executing this Sublease.

     2.2 Condition. Sublessor shall deliver the Premises to Sublessee broom clean and free of debris on the Commencement Date or the Early Possession Date, whichever first occurs (“Start Date”).

     2.3 Compliance. See Addendum, Section 2.

     2.4. Acknowledgements. Sublessee acknowledges that: (a) it has been advised by Sublessor and/or Brokers to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Sublessee’s intended use, (b) Sublessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefore as the same relate to its occupancy of the Premises, and (c) neither Sublessor, Sublessor’s agents, nor Brokers have made any oral or written representations or warranties with respect to said matters other than as set forth in this Sublease. In addition, Sublessor acknowledges that: (i) Brokers have made no representations, promises or warranties concerning Sublessee’s ability to honor the Sublease or suitability to occupy the Premises, and (ii) it is Sublessor’s sole responsibility to investigate the financial capability and/or suitability of all proposed tenants. “Applicable Requirements” shall mean all applicable covenants or restrictions of record and applicable building codes, regulations and ordinances.

     2.5 Americans with Disabilities Act. In the event that as a result of Sublessee’s use, or intended use, of the Premises the Americans with Disabilities Act or any similar law requires modifications or the construction or installation of improvements in or to the Premises, Building, Project and/or Common Areas, the Parties agree that such modifications, construction or improvements shall be made at:

☐Sublessor’s expense

☒Sublessee’s expense.

3. Possession.

     3.1 Early Possession. If Sublessee totally or partially occupies the Premises prior to the Commencement Date, the obligation to Rent (other than indemnification obligations) shall be abated for the period of such early possession. All other terms of this Sublease (including but not limited to the obligations to pay Sublessee’s insurance premiums and to maintain the Premises) shall, however, be in effect during such period. Any such early possession shall not affect the Expiration Date.

     3.2 Delay in Commencement. Subject to Master Lessor consent, Sublessor shall deliver possession of the Premises by the Commencement Date.

     3.3 Sublessee Compliance. Sublessor shall not be required to tender possession of the Premises to Sublessee until Sublessee complies with its obligation to provide evidence of insurance. Pending delivery of such evidence, Sublessee shall be required to perform all of its obligations under this Sublease from and after the Start Date, including the payment of Rent, notwithstanding Sublessor’s election to withhold possession pending receipt of such evidence of insurance. Further, if Sublessee is required to perform any other conditions prior to or concurrent with the Start Date, the Start Date shall occur but Sublessor may elect to withhold possession until such conditions are satisfied.

4. Rent and Other Charges.

     4.1 Rent Defined. All monetary obligations of Sublessee to Sublessor under the terms of this Sublease (except for the Security Deposit) are deemed to be rent (“Rent”). Rent shall be payable in lawful money of the United States to Sublessor at the address stated herein or to such other persons or at such other places as Sublessor may designate in writing.

     4.2 Utilities. Sublessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. See Addendum, Section 3.

5. Security Deposit. The rights and obligations of Sublessor and Sublessee as to said Security Deposit shall be as set forth in the Master Lease (as modified by Paragraph 7.3 of this Sublease).

6. Agreed Use. The Premises shall be used and occupied only for the uses permitted by the Master Lease and for no other purpose.

7. Master Lease.

     7.1 Sublessor is the lessee of the Premises by virtue of a lease, hereinafter the “Master Lease”, wherein Mararisk Carlsbad LLC, a Delaware limited liability company is the lessor, hereinafter the “Master Lessor”.

     7.2 This Sublease is and shall be at all times subject and subordinate to the Master Lease.

     7.3 The terms, conditions and respective obligations of Sublessor and Sublessee to each other under this Sublease shall be the terms and conditions of the Master Lease except for those provisions of the Master Lease which are directly contradicted by this Sublease in which event the terms of this Sublease document shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Lessor” is used it shall be deemed to mean the Sublessor herein and wherever in the Master Lease the word “Lessee” is used it shall be deemed to mean the Sublessee herein except with respect to those items excluded under Section 7.4.

     7.4 During the term of this Sublease and for all periods subsequent for obligations which have arisen prior to the termination of this Sublease, Sublessee does hereby expressly assume and agree to perform and comply with, for the benefit of Sublessor and Master Lessor, each and every obligation of Sublessor under the Master Lease except for the following paragraphs which are excluded therefrom: See Addendum, Section 4.

     7.5 The obligations that Sublessee has assumed under paragraph 7.4 hereof are hereinafter referred to as the “Sublessee’s Assumed Obligations”. The obligations that sublessee has not assumed under paragraph 7.4 hereof are hereinafter referred to as the “Sublessor’s Remaining Obligations”.

     7.6 Sublessee shall hold Sublessor free and harmless from all liability, judgments, costs, damages, claims or demands, including reasonable attorneys fees, arising out of Sublessee’s failure to comply with or perform Sublessee’s Assumed Obligations.

     7.7 Sublessor agrees to maintain the Master Lease during the entire term of this Sublease, subject, however, to any earlier termination of the Master Lease without the fault of the Sublessor, and to comply with or perform Sublessor’s Remaining Obligations and to hold Sublessee free and harmless from all liability, judgments, costs, damages, claims or demands arising out of Sublessor’s failure to comply with or perform Sublessor’s Remaining Obligations.

     7.8 Sublessor represents to Sublessee that the Master Lease is in full force and effect and that no default exists on the part of any Party to the Master Lease.

8. Assignment of Sublease and Default.

     8.1 Sublessor hereby assigns and transfers to Master Lessor Sublessor’s interest in this Sublease, subject however to the provisions of Paragraph 8.2 hereof.

     8.2. [Intentionally left blank.]

     8.3 Sublessor hereby irrevocably authorizes and directs Sublessee upon receipt of any written notice from the Master Lessor stating that a Default exists in the performance of Sublessor’s obligations under the Master Lease, to pay to Master Lessor the Rent due and to become due under the Sublease. Sublessor agrees that Sublessee shall have the right to rely upon any such statement and request from Master Lessor, and that Sublessee shall pay such Rent to Master Lessor without any obligation or right to inquire as to whether such Default exists and notwithstanding any notice from or claim from Sublessor to the contrary and Sublessor shall have no right or claim against Sublessee for any such Rent so paid by Sublessee.

     8.4 No changes or modifications shall be made to this Sublease without the consent of Master Lessor.

9. [Intentionally left blank.]

10. [Intentionally left blank.]

11. Representations and Indemnities of Broker Relationships. The Parties each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers, if any) in connection with this Sublease, and that no one other than said named Brokers is entitled to any commission or finder’s fee in connection herewith. Sublessee and Sublessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.

12. Attorney’s fees. If any Party or Broker brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party or Broker who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Sublessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach ($200 is a reasonable minimum per occurrence for such services and consultation).

13. No Prior or Other Agreements; Broker Disclaimer. This Sublease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. See Addendum, Section 1 through 9, inclusive.

14. Any notices required or permitted to be given to Sublessee hereunder must be in writing and must be given by personal delivery (including delivery by overnight courier or an express mailing service) or by mail, if sent by registered or certified mail. Notices to Sublessee shall be delivered to the Premises, with additional copy to:

ViaSat, Inc.
6155 EI Camino Real
Carlsbad, CA 92009
Attention: Robert A. Rota

Any notices required or permitted to be given to Sublessor hereunder must be in writing and must be given by personal delivery (including delivery by overnight courier or an express mailing service) or by mail, if sent by registered or certified mail. Notices to Sublessor shall be delivered to:

SBS Technologies, Inc.
2400 Louisiana Blvd. NE, #5-600
Albuquerque, NM 87110
Attention: General Counsel

ATTENTION: NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE AIR COMMERCIAL REAL ESTATE ASSOCIATION OR BY ANY REAL ESTATE BROKER AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS SUBLEASE OR THE TRANSACTION TO WHICH IT RELATES. THE PARTIES ARE URGED TO:

1. SEEK ADVICE OF COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS SUBLEASE.

2. RETAIN APPROPRIATE CONSULTANTS TO REVIEW AND INVESTIGATE THE CONDITION OF THE PREMISES. SAID INVESTIGATION SHOULD INCLUDE BUT NOT BE LIMITED TO: THE POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, THE ZONING OF THE PROPERTY, THE STRUCTURAL INTEGRITY, THE CONDITION OF THE ROOF AND OPERATING SYSTEMS, AND THE SUITABILITY OF THE PREMISES FOR SUBLESSEE’S INTENDED USE.

WARNING: IF THE SUBJECT PROPERTY IS LOCATED IN A STATE OTHER THAN CALIFORNIA, CERTAIN PROVISIONS OF THE SUBLEASE MAY NEED TO BE REVISED TO COMPLY WITH LAWS OFTHE STATE IN WHICH THE PROPERTY IS LOCATED.

Executed at: Albuquerque, NM	Executed at: Carlsbad, CA

on: 12/4/2003	on: 12/02/03

By Sublessor:	By Sublessee:

SBS Technologies, Inc.	ViaSat, Inc.

By: /s/ James E. Dixon	By: /s/ Gregory D. Monahan

Name Printed: James E. Dixon	Name Printed: Gregory D. Monahan

Title: CFO	Title: Vice President, General Counsel

Address: 2400 Louisiana Blvd. NE, #5-600	Address: 6155 El Camino Real Carlsbad, CA 92009

Telephone/Facsimilie: (505)875-0600 / (505)875-0404	Telephone/Facsimile: (760)476-2200 / (760)929-3926

Federal ID No. 85-0359415	Federal ID No. 33-0174996

BROKER:	BROKER:

Attn:	Attn:

Title:	Title:

Address:	Address:

Telephone/Facsimile:	Telephone/Facsimile:

Federal ID No.	Federal ID No.

Consent to the above Sublease is hereby given.

Executed at:	Executed at:

on:	on:

NOTE: These forms are often modified to meet changing requirements of law and needs of the industry. Always write or call to make sure you are utilizing the most current form: AIR COMMERCIAL REAL ESTATE ASSOCIATION, 700 So. Flower St., Suite 600, Los Angeles, CA 90017. (213) 687-8777.

@Copyright 1997 By AIR Commercial Real Estate Association. All rights reserved. No part of these works may be reproduced in any form without permission in writing.

Addendum to Sublease

     This ADDENDUM TO SUBLEASE (“Addendum”) is incorporated into and made a part of that certain Sublease dated October 29, 2003 (the “Sublease”) by and between SBS Technologies, Inc., as sublessor (“Sublessor”) and ViaSat Inc., as sublessee (“Sublessee”). In the event of any inconsistency between the terms of this Addendum and the terms of the Sublease, the terms of this Addendum shall control. In the event of any inconsistency between the terms of the Sublease and the terms of that certain Landlord Consent to Sublease relating to the Sublease by and among MARARISK CARLSBAD, LLC (“Landlord or Master Lessor”), Sublessor and Sublessee (the “Consent”), the terms of the Consent shall control. All capitalized terms not defined in this Addendum shall have the meanings ascribed to them in the Sublease, or if not defined in the Sublease, then in the Master Lease.

1.	Sublessee shall be permitted to enter the Building and Premises upon lease execution for FF&E installation and TI (Tenant Improvement) work. Sublessee shall not be charged for move-in, electrical consumption or other costs during this period or during construction, other than damage caused to the premises by Sublessee.

2.	The Premises are delivered to Sublessee in “As-Is” condition. Notwithstanding the foregoing, Sublessee and Sublessor acknowledge that Section 12 of the Consent identifies certain repairs to be completed by Sublessor. Sublessor shall indemnify, protect, defend and hold harmless Sublessee from and against any and all claims, damages, judgements, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including without limitation any remediation or resortation costs) which may arise as a result of said repair items. Sublessee shall indemnify and hold Sublessor harmless from any damages to property or personal injury arising from any of the work conducted on the Premises by or on behalf of Sublessee, whether occurring prior to or during the term of the Sublease. Sublessor and Master Lessor shall have the right to inspect such work from time to time.

3.	Sublessee shall pay all utilities (San Diego Gas & Electric [gas & electric] and City of Carlsbad, California [water, sanitary sewer, etc.]) and exterior landscaping maintenance costs, parking lot sweeping costs, security service fees (both for alarm system monitoring and on-site security response and periodic security checks), trash and recyclables disposal service, and pest control service. Sublessor shall remain responsible for payment of all other operating expenses under the Master Lease. Sublessee shall also be responsible for maintaining personal property insurance covering Sublessee’s personal property and liability insurance consistent with the requirements imposed on Sublessor under the Master Lease.

4.	Notwithstanding Section 7.3 of the Sublease, the following provisions of the Master Lease shall not apply to this Sublease:

4.1 Option to Extend Term — Section 3(b) of the Master Lease (which by its terms was personal to Sublessor);

4.2 Monthly Base Rent During Option Period — Section 3(c) of the Master Lease;

4.3 Rent, Adjustment of Monthly Base Rent, Triple Net Lease — Sections 5(a) (except last sentence shall apply to this Sublease), 5(b), and 5(e) (except last three sentences shall apply to this Sublease) of the Master Lease.

4.4 Additional Rent — Section 5(c) of the Master Lease shall apply to the Sublease but shall be amended to read as follows:

“All amounts and charges to be paid by Sublessee hereunder, including, without limitation, utilities and other charges identified in this Sublease to be paid by Sublessee, will be considered additional rent for purposes of this Sublease, and the word “Rent” as used in this Sublease and the word “rent” as used in the Master Lease will include all such additional rent unless the context specifically or clearly implies that only the fixed monthly rent of $42,500 is intended.”

4.5 Brokers —Section 10 of the Master Lease.

4.6 Payment of Taxes, Definition of “Real Property Taxes” and Joint Assessment. Section 12(a), 12(b) and 12(c) of the Master Lease.

4.7 Prohibited Alterations (Sections 13(a) and (c). Any construction or Alterations performed in or to the Premises shall be subject to and in accordance with the terms of the Master Lease (including, but not limited to, the requirement for Master Lessor’s approval as set forth in Section 13 of the Master Lease), except that (a) for purposes of determining whether Master Lessor’s consent is required for Alterations performed during the first calendar year of the term of the Sublease, the costs of initial Alterations that Sublessee intends to make to the Premises (which shall be subject to Master Lessor’s prior written approval) shall not be included in determining whether the $25,000.00-per-year threshold for that year has been attained, and (b) notwithstanding the provisions of Section 13(c) of the Lease, Master Lessor shall not require that its contractor be given the opportunity to bid for Alterations work proposed by Sublessee.

4.8 Landlord’s Security Interest - Section 22(g).

4.9 Assignment and Subletting — Section 24(g) of the Master Lease shall apply to the Sublease but shall be amended to add the following:

“Notwithstanding the foregoing, in the event of termination of this Lease by reason of Tenant’s default and providing that Sublessee is not in default under the terms of the Sublease or Master Lease, Landlord agrees not to terminate the Sublease.”

4.10 Tenant’s Limited Permitted Subleasing Rights. Section 24(k) of the Master Lease.

4.11 Other — Notwithstanding the above, Sublessee shall have no obligation under the Master Lease to the extent inconsistent with the terms of this Sublease and shall have no obligation for any claim,

liability, indemnity, payment, damages, expense or other similar item arising under the Master Lease prior to the commencement date of this Sublease.

The Sublease shall be subject to the approval of the Master Lessor. The Sublease shall contain such additional provisions as the Master Lessor shall reasonably request, which are reasonably approved by Sublessee. The Sublessor shall provide such information regarding the creditworthiness of Sublessee as Master Lessor shall reasonably request. Sublessor shall also provide such information regarding the creditworthiness of Sublessor as Sublessee shall reasonably request.”

5.	Sublessee shall have 24-hour per day — 7 day per week access to the Premises. As long as Sublessee pays all of the Rent due hereunder and performs all of Sublessee’s Obligations, Sublessor shall do nothing to affect Sublessee’s right to peacefully and quietly have, hold and enjoy the Premises.”

6.	Sublessee, at Sublessee’s cost and expense, may erect signage, subject to design review guidelines, CC & R’s, city ordinances and Master Lessor’s reasonable approvals.

7.	Sublessor and Sublessee warrant to the Brokers and to each other they have dealt with no other real estate brokers in connection with this transaction except BRE Commercial/NAI (Landlord) and that no other broker is entitled to any commission on account of this offer. Sublessor recognizes BRE Commercial/NAI as the agent for Sublessee. In the event the Sublease is mutually executed by Sublessor, Sublessee and Master Lessor, BRE Commercial/NAI shall be entitled to a Real Estate commission to be paid by Sublessor per a separate agreement between Sublessor and Business Real Estate Brokerage Company dated June 25, 2003. Said commission shall be paid one half upon the mutual execution of the Sublease and one half upon occupancy. Sublessor and Sublessee each agree to promptly indemnify, protect, defend and hold harmless the other from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including attorneys’ fees and court costs) resulting from any breach by the indemnifying party of the foregoing warranty, including, without limitation, any claims that may be asserted by any broker, agent or finder undisclosed by the indemnifying party. The foregoing mutual indemnity shall survive the expiration or earlier termination of the Sublease.

8.	Sublessor represents and warrants to Sublessee that Sublessor, has not caused any violations at the Building and parking facilities with any governmental laws, ordinances, regulations or orders relating to environmental conditions on, under or about the Premises, the Building or parking facilities (“Regulations”), including, but not limited to, asbestos, soil and ground water conditions and Hazardous Materials (defined below), and Sublessor shall defend, indemnify and hold Sublessee harmless from and against any and all losses, costs (including reasonable attorneys’ fees), liabilities and claims arising from the violation of any of the Regulations by Sublessor that may affect the Premises, the Building or parking facilities and shall assume full responsibility and cost to remedy such violations, provided that the violations are not caused solely by Sublessee. Neither Sublessor nor Sublessee shall at any time use, generate, store or dispose of on, under or about the Premises, the

Building or parking facilities or transport to or from the same any hazardous wastes, toxic substances or related material (“Hazardous Materials”) or permit or allow any third party to do so, without compliance with all Regulations. Hazardous Materials shall include, but shall not be limited to, substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. section 1802; the Resource Conservation Recovery Act, 42 U.S.C.A. section 6901, et. seq.; or those substances defined as “hazardous wastes” in applicable codes in the State of California and in the regulations adopted and publications promulgated to such codes. Otherwise, per Master Lease. In consenting to this Sublease, Master Lessor acknowledges and agrees that Sublessee is not responsible for any Hazardous Materials or adverse environmental conditions, in, on, under or about the Premises, the Building or parking facilities prior to the Commencement Date of the Sublease or at any time, not caused by Sublessee.

9.	Sublessor warrants, to its actual knowledge, that the Building (as defined in the Master Lease),including, without limitation, entrance, lobby, elevators, hallways, exits and restrooms, Premises (including, without limitation, Sublessor improvements) offices, rooms, buildings, structures, including all parking lots, walkways, entrances, hallways and other public spaces, elevators, and other devices or pathways for ingress and exit within the Premises , that might be used by customers, clients, invitees of Sublessee and the general public, conform to all the requirements of the Americans with Disabilities Act and all regulations issued by the U.S. Attorney General or other authorized agencies under the authorization of the Americans with Disabilities Act. Notwithstanding the foregoing, both parties acknowledge that there is no elevator access to the second floor.

10.	If Sublessee elects to cure any default by Sublessor under the Master Lease, then Sublessee shall have the right of reimbursement from and against Sublessor. If the Master Lease terminates as a result of default by Sublessor under the Sublease or Master Lease, then Sublessor shall be liable to Sublessee for the damages suffered as a result of such termination, excluding consequential damages.

     EXECUTED as of the date of the Sublease.

SBS TECHNOLOGIES, INC.	VIASAT INC.

By: /s/ James E. Dixon	By: /s/Gregory D. Monahan

Name: J. E. Dixon	Name: Gregory D. Monahan

Title: CFO	Title: Vice President, General Counsel